UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Alliance Imaging, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANCE IMAGING, INC.
1900 S. State College Blvd., Suite 600
Anaheim, CA 92806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2005

Dear Stockholders:

On Tuesday, May 24, 2005, Alliance Imaging, Inc. will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at Alliance’s corporate headquarters located at 1900 S. State College Boulevard, Suite 600, Anaheim, California 92806. The meeting will begin at 10:00 a.m. Pacific time.

Only record holders of shares of common stock of Alliance Imaging, Inc., par value $0.01 per share (“Common Stock”), at the close of business on April 18, 2005 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements thereof. The purpose of the meeting is to:

1.     Elect three (3) Class I directors to hold office for a 3-year term;

2.     Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.     Act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements thereof.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

By Order of the Board of Directors,

Russell D. Phillips, Jr.
General Counsel and Secretary
Anaheim, California
April 29, 2005

ALLIANCE IMAGING, INC.
1900 S. State College Blvd., Suite 600
Anaheim, CA 92806

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2005

QUESTIONS AND ANSWERS

1. Q:   WHO IS SOLICITING MY VOTE?

A:   This proxy solicitation is being made and paid for by Alliance Imaging, Inc. (“Alliance,” “we” or “our”).

2. Q:   WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

A:             This Proxy Statement was first mailed to stockholders on or about May 3, 2005

3. Q:   WHAT MAY I VOTE ON?

A:             (1)   The election of three (3) Class I directors to hold office for a 3-year term; and

(2)     The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

4. Q:   HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:   The Board recommends a vote FOR each of the proposals outlined in this Proxy Statement.

5. Q:   WHO IS ENTITLED TO VOTE?

A:             Record holders of our common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on April 18, 2005 (the “Record Date”) are entitled to vote at the Annual Meeting. As of April 18, 2005, 49,239,646 shares of Common Stock were outstanding. The shares of Common Stock in our treasury on that date, if any, will not be voted. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share on all matters to be voted on at the Annual Meeting.

6. Q:   HOW DO I VOTE?

A:             You may vote either by attending the Annual Meeting, or by signing and dating your proxy card and returning it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all of the proposals. You have the right to revoke your proxy at any time before the Annual Meeting by:

(1)                notifying our Secretary, Russell D. Phillips, Jr., at the address shown above;

(2)                attending the Annual Meeting and voting in person; or

(3)                returning a later-dated proxy card.

7. Q:   WHO WILL COUNT THE VOTE?

A:             Our Assistant Secretary will count the votes and act as the inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The holders of a majority of the shares of Common Stock outstanding on the Record Date, represented in person or by proxy, constitutes a quorum for the transaction of business. Abstentions may be specified on proposals other than the election of directors and will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote. Abstentions and broker non-votes are counted toward a quorum.

8. Q:   HOW MANY VOTES ARE NEEDED TO APPROVE EACH OF THE ITEMS?

A:             The election of each director nominee must be by a plurality of the stockholders represented at the meeting in person or by proxy and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005 must be approved by a majority of shares entitled to vote on the proposal and represented at the meeting in person or by proxy.

9. Q:   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:             We do not know of any business to be considered at the 2005 Annual Meeting other than the proposals described in this Proxy Statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to R. Brian Hanson and Russell D. Phillips, Jr. to vote on such matters at their discretion.

10. Q:   WHO IS THE LARGEST PRINCIPAL STOCKHOLDER?

A:             As of April 18, 2005, an affiliate of Kohlberg Kravis Roberts & Co., L.P. owned 35,144,570 shares of our Common Stock (71.4 % of the voting shares). This entity has advised us that they intend to vote their shares of Common Stock in favor of each of the matters described above. Therefore, approval of such matters by the stockholders is assured.

11. Q:   WHERE CAN I FIND ALLIANCE’S FINANCIAL INFORMATION?

A:             Our consolidated financial statements and related information are included in the Annual Report on Form 10-K/A for the year ended December 31, 2004 which is enclosed with this Proxy Statement. The Form 10-K/A is enclosed with this Proxy Statement, but is not incorporated into this Proxy Statement and is not proxy soliciting material.

12. Q:   WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING DUE?

A:             In general, stockholders who, in accordance with the Securities and Exchange Commission’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2006 Annual Meeting must submit their proposals to our Secretary on or before January 3, 2006.

In accordance with our Bylaws, in order to be properly brought before the 2006 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Corporate Secretary at the address set forth below no earlier than January 24, 2006 and no later than February 23, 2006. All stockholders must also comply with the applicable requirements of the Securities Exchange Act of 1934. Your submission must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, please write to the Corporate Secretary of Alliance Imaging, Inc. at 1900 S. State College Blvd., Suite 600, Anaheim, CA 92806.

13. Q:   WHO ARE THE PROXY SOLICITORS AND WHAT ARE THE SOLICITATION EXPENSES?

A:             We will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to owners of our stock in accordance with applicable rules. Our officers, directors and employees may undertake solicitation activities without any compensation for such duties.

PROPOSALS YOU MAY VOTE ON

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, as nearly equal in number as possible, with each director serving a three year term and one class of directors being elected at each year’s annual meeting of stockholders. At each annual meeting of stockholders, nominees are elected as directors to a class with a term of office that expires at the annual meeting of stockholders held three years after the year of the nominee’s election, and until their successors are elected and qualified. The terms of office of the three incumbent Class I directors expire at the 2005 Annual Meeting. The Board has nominated incumbent directors, Adam H. Clammer, Neil F. Dimick and Paul S. Viviano for election to a three-year term of office that will expire at the annual meeting to be held in 2008.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE THREE (3) NOMINEES FOR DIRECTOR.

James H. Greene, Jr. and Anthony B. Helfet are in the class of directors whose term expires at the 2006 Annual Meeting. Michael W. Michelson, James C. Momtazee and Edward L. Samek are in the class of directors whose term expires at the 2007 Annual Meeting.

Below is information about the Class I nominees and all other directors, including their principal occupation, business experience and other information, including directorships in other public companies. If for any reason any of the nominees should be unavailable to serve, proxies solicited hereby may be voted for a substitute as well as for the other nominees. The Board, however, expects all nominees to be available to serve if elected.

Nominees and Other Members of the Board of Directors

The Class I Nominees

ADAM H. CLAMMER	Director Since September 2004
Age 34

Mr. Clammer has been a director since September 2004 when he was appointed to our Board to fill the vacancy created by the retirement of Henry R. Kravis as one of our Board members. Mr. Clammer is a director of Kohlberg Kravis Roberts & Co. L.P. where he has worked since 1995. From 1992 to 1995, Mr. Clammer was employed in the mergers and acquisitions departments of Morgan Stanley & Co. Mr. Clammer also serves as a director of Zhone Technologies, Inc. and MedCath Corporation.

NEIL F. DIMICK	Director Since November 2002
Age 55

Mr. Dimick, a healthcare consultant and private investor, has been a director since November 2002. Mr. Dimick served as executive vice president and chief financial officer of AmerisourceBergen Corporation from August 2001 through April 2002. From 1992 through August 2001 he served as senior executive vice president and chief financial officer of Bergen Brunswig Corporation. Mr. Dimick began his career as a corporate auditor with Deloitte & Touche in 1973 where he held the position of partner for eight years. Mr. Dimick is also a director of WebMD Corporation, Resources Connection, Inc. and Thoratec, Corp. Mr. Dimick currently serves as Chairman of our Audit Committee.

PAUL S. VIVIANO	Director Since January 2003
Age 52

Mr. Viviano has been a director since January 2003, the Chairman of our Board since November 2003, and our chief executive officer since April 7, 2003. He served as our president and chief operating officer from January 2, 2003 through April 6, 2003. Prior to joining us, Mr. Viviano was chief executive officer of USC University Hospital and USC Norris Cancer Hospital from 2000 through 2002. He has also served the St. Joseph Health System from 1987 to 2000 in the most recent capacity of its executive vice president and chief operating officer from 1995 to 2000. Mr. Viviano currently serves as the Chairman of our Executive Committee.

Incumbent Class II Directors serving for a term expiring in 2006

JAMES H. GREENE, JR.	Director Since May 2003
Age 54

Mr. Greene has been a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P. since 1996. From January 1, 1993 through January 1, 1996, Mr. Greene was a general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene is also a director of Accuride Corporation, NuVox, Inc., Owens-Illinois, Inc., Shoppers Drug Mart Corporation and Zhone Technologies Inc.

ANTHONY B. HELFET	Director Since October 2001
Age 61

Mr. Helfet, a retired investment banker, has been a director since October 2001. Mr. Helfet was a Special Advisor to UBS Warburg from September 2001 through December 2001. From 1991 to August 31, 2001, Mr. Helfet was a Managing Director of Dillon Read & Co. Inc. and its successor organization, UBS Warburg. Mr. Helfet was also Managing Director of the Northwest Region of Merrill Lynch Capital Markets from 1979 to 1989. Historically, Mr. Helfet has held other positions with Dean Witter Reynolds Inc. and Dillon Read & Co. Mr. Helfet is also a director of Layne Christensen Company and MCF Corporation. Mr. Helfet currently serves as a member of our Audit Committee.

Incumbent Class III Directors serving for a term expiring in 2007

MICHAEL W. MICHELSON	Director Since November 1999
Age 54

Mr. Michelson has been a director since November 1999. Mr. Michelson has been a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P. since 1996. Prior thereto, he was a general partner of Kohlberg Kravis Roberts & Co, L.P. Mr. Michelson currently serves as chairman of our Compensation Committee and as a member of our Executive Committee.

JAMES C. MOMTAZEE	Director Since May 2002
Age 33

Mr. Momtazee, a director since May 2002, has been an executive of Kohlberg Kravis Roberts & Co., L.P. beginning in 1996. From 1994 to 1996, Mr. Momtazee was with Donaldson, Lufkin & Jenrette in its investment banking department. Mr. Momtazee is also a director of Accuride Corporation. Mr. Momtazee currently serves as a member of our Compensation Committee and Executive Committee.

EDWARD L. SAMEK	Director Since October 2001
Age 68

Mr. Samek has been a director since October 2001. Mr. Samek served as vice chairman of MedQuist, Inc. from 1998 to 2000 and as chairman and chief executive officer of The MRC Group and predecessor companies from 1982 to 1998 when it was acquired by MedQuist. Previously he served as President of Hudson Pharmaceutical Corporation and Childcraft Education Corp. He has also held executive and management positions with Procter & Gamble, Johnson & Johnson and Avon Products, Inc. Currently an independent consultant and investor, Mr. Samek serves as a director of North American Management Corp., Third Millennium Healthcare Systems, Veritext, LLC, the Jackson Laboratory and The Medical Transcription Industry Alliance. Mr. Samek currently serves as a member of our Audit Committee.

Corporate Governance and Board Committees

Alliance’s business is managed under the direction of our Board of Directors. The Board selects our officers, delegates responsibilities for the conduct of our operations to those officers, and monitors their performance.

Our Board of Directors has reviewed the independence of the members of our Board, in accordance with the guidelines set out in our Corporate Governance Guidelines (available at www.allianceimaging.com/investorrelations/corporategovernance) and Section 303A of the Listed Company Manual of the New York Stock Exchange, or NYSE. As a result of this review, the Board of Directors determined that Messrs. Dimick, Helfet and Samek meet the independence requirements of Section 303A. The Board of Directors believes that it is appropriate not to have made a determination that a majority of the members of our Board are independent directors because we are a “controlled” company, as defined in Section 303A.

Our Board of Directors meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held six meetings in the fiscal year ended December 31, 2004, referred to as fiscal 2004. During fiscal 2004 all directors, except for Mr. Clammer, attended 75% or more of the total of (i) all meetings of the Board of Directors and (ii) all meetings of Committees of the Board on which such director served. In addition to the formal meetings noted above, the Board and the committees of the Board are consulted frequently and often act by written consent taken without a meeting. Our directors are invited to attend our 2005 Annual Meeting. Our Chairman, Mr. Viviano, attended and presided over our 2004 Annual Meeting.

Executive management, in consultation with the Board of Directors, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The chief executive officer, chief operating officer, chief financial officer, general counsel and other selected members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Significant matters that require Board approval are voted on at the meetings. Board members have complete access to senior management.

Our Board of Directors currently has three committees, the Executive Committee, the Compensation Committee and the Audit Committee (Committee charters are available at www.allianceimaging.com/investorrelations/corporategovernance). The Board does not have a nominating and corporate governance committee or any related charter. The Board of Directors believes that it is appropriate not to have a standing Nominating and Corporate Governance Committee because we are a “controlled” company as defined under Section 303A of the NYSE Listed Company Manual. Each director participates in the consideration of director nominees and corporate governance matters. The Executive Committee is responsible for identifying, screening and recommending candidates to the entire

Board for Board membership. The non-management directors meet regularly in executive session without the presence of our management. The position of presiding director of these executive sessions is assumed by the most senior member of our Executive Committee present at the meeting.

The Executive Committee exercises all powers and authority of the Board of Directors with some exceptions as provided under Delaware law. The purpose of the Executive Committee is to allow for decisions to be made on our behalf between regular meetings of the Board of Directors. The Committee’s current members are Messrs. Michelson, Momtazee and Viviano (Chairman). During fiscal 2004 the Executive Committee held 12 meetings.

The Executive Committee is also responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the Executive Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including ability to make analytical inquiries, representation of significant stockholders, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, experience in our industry and with relevant social policy concerns, understanding of our business on a technical level, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Stockholders may nominate candidates for election to our Board of Directors in accordance with our Bylaws, a copy of which can be obtained by writing to the Corporate Secretary of Alliance Imaging, Inc., 1900 S. State College Blvd., Suite 600, Anaheim, CA 92806. In general, such nominations must be received in writing by the Corporate Secretary not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting, as set forth in our Bylaws. The nomination must be accompanied by the name and address of the nominating stockholder. It must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement.

The Compensation Committee has the authority to determine executive base compensation and incentive compensation and approve the terms of stock option grants pursuant to our option plans and arrangements. The Committee’s current members are Messrs. Michelson (Chairman) and Momtazee. Our Board of Directors believes that it is appropriate not to have made a determination that it has a compensation committee composed entirely of independent directors because we are a “controlled” company, as defined in Section 303A. During fiscal 2004 the Compensation Committee held four meetings. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee on Executive Compensation.”

The Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder approval, is also responsible for assisting our Board of Directors with its oversight responsibilities regarding: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function and independent registered public accounting firm. The members of the Audit Committee are Messrs. Dimick (Chairman), Helfet and Samek. Our Board of Directors has determined that the members of the Audit Committee are “independent” as defined in the NYSE Listing Company Manual. Our Board of Directors has also determined that each member of the Audit Committee is financially literate, as required under the NYSE listing standards, and that Neil Dimick is an “audit committee financial expert” within the meaning of SEC rules. During fiscal 2004, the Audit Committee held eight meetings. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

Stockholders and other parties interested in communicating directly with our independent directors as a group, non-management directors as a group and our Audit Committee may do so by writing to Corporate Secretary, Alliance Imaging, Inc., 1900 S. State College Boulevard, Suite 600, Anaheim, California 92806. Our Corporate Secretary will review all such correspondence and forward to the Board of Directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee and handled in accordance with the procedures established by our Audit Committee with respect to such matters.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, the Audit Committee established a hotline for the receipt of complaints regarding our accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees or shareholders of concerns regarding questionable accounting or auditing matters. Employees or shareholders may call the following number (800) 799-4605 to make anonymous submission of their concerns.

Directors’ Compensation

Our non-employee directors receive an annual fee of $25,000 and reimbursement of travel expenses in consideration for their services as directors. Effective October 1, 2004 our Board increased the fees payable to directors who also serve as members of our Audit Committee by $10,000 per annum and $15,000 per annum with respect to the director which serves as Chairman of our Audit Committee. Effective January 1, 2000, we established a directors’ deferred compensation plan for all non-employee directors. Each of our seven non-employee directors has elected to participate in the director plan and have their annual board membership fee of $25,000 deferred into a stock account and converted quarterly into phantom shares. Upon retirement, separation from the Board of Directors, or the occurrence of a change of control, each director has the option of being paid cash or issued common stock for their phantom shares. The following table summarizes the number of shares of phantom stock held in the respective accounts of our board members as of December 31, 2004:

Phantom
Shares in Plan
Name	Account
Michael W. Michelson	20,465
Edward L. Samek	14,464
Anthony B. Helfet	14,342
James C. Momtazee	13,255
Neil F. Dimick	11,881
James H. Greene, Jr.	8,617
Adam H. Clammer	764

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board has approved, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, referred to as fiscal 2005, subject to your ratification. Deloitte & Touche LLP has served as our independent registered public accounting firm since November 1999. Deloitte & Touche LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2005.

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2004 and 2003 by our independent registered public accounting firm, Deloitte & Touche LLP, were:

	Fiscal Year Ended
	2004	2003
Audit fees(a)	$758,000	$276,000
Audit-related fees(b)	24,000	67,000
Total audit and audit-related fees	782,000	343,000
Tax fees(c)	8,000	146,000
All other fees(d)	6,000	94,000
Total fees	$796,000	$583,000

(a)           Includes fees for the audit of our annual financial statements and the annual audit of our internal controls over financial reporting, annual audits of the financial statements of our joint ventures, and services associated with securities filings such as comfort letters, consents and assistance with review of documents filed with the SEC.

(b)          Includes employee benefit plan audit fees and accounting consultations.

(c)           Includes tax consultation.

(d)          Includes fees for other permitted non-audit services such as billing compliance reviews. Deloitte & Touche LLP was not engaged and did not receive fees for financial information system design and implementation services.

All audit and non-audit services performed by our independent registered public accounting firm must be specifically pre-approved by our Audit Committee. Consistent with this policy, in 2004 all audit and non-audit services performed by Deloitte & Touche LLP were pre-approved by our Audit Committee.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. He or she will have the opportunity to speak at the meeting and respond to appropriate questions.

OWNERSHIP OF ALLIANCE COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 31, 2005, (i) by each person who is known by us to own beneficially more than 5% of our Common Stock; (ii) by each of our directors; (iii) by each of our officers (and former officers) identified in the table set forth under the heading “Summary Compensation Table”; and (iv) by all of our executive officers and directors as a group.

Name	Common Stock Owned Beneficially(1)	Percentage of Shares Beneficially Owned
KKR 1996 GP L.L.C.(2)	34,617,490	70.3%
Strata L.L.C.(3)	527,080	1.1%
Paul S. Viviano(4)	472,411	1.0%
Andrew P. Hayek(5)	164,000	*
Russell D. Phillips, Jr.(6)	124,000	*
Howard K. Aihara.(7)	33,500	*
Kenneth S. Ord	—	*
R. Brian Hanson	18,933	*
James H. Greene, Jr.(2)(3)	35,144,570	71.4%
Michael W. Michelson(2)(3)	35,144,570	71.4%
Adam H. Clammer(2)(3)	—	*
James C. Momtazee(2)(3)	—	*
Neil F. Dimick	—	*
Anthony B. Helfet	—	*
Edward L. Samek	—	*
All Present Executive Officers and Directors (12 persons)(8)	35,957,414	72.0%

*                    Less than 1%

(1)          Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 49,211,896 shares outstanding as of March 31, 2005, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of March 31, 2005. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of March 31, 2005 are based upon the sum of 49,211,896 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of March 31, 2005 held by them, as indicated in the following notes.

(2)          Shares of Common Stock shown as beneficially owned by KKR 1996 GP L.L.C. are held by Viewer Holdings L.L.C. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P. As of the date hereof, KKR 1996 Fund L.P. is the senior member of Viewer Holdings L.L.C. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Todd A. Fisher and Alexander Navab. Messrs. Greene and Michelson are current members of our Board of Directors and Mr. Michelson is the Chairperson of our Compensation Committee and a member of our Executive Committee. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership.

Messrs. Clammer and Momtazee are members of our Board of Directors and also executives of KKR and limited partners of KKR Associates 1996 L.P. Mr. Momtazee is also a member of our Compensation Committee and Executive Committee. Messrs. Clammer and Momtazee disclaim that they are the beneficial owner of any shares beneficially owned by KKR Associates 1996 L.P. The address of KKR 1996 GP L.L.C. and Messrs. Greene, Michelson, Momtazee and Clammer is: c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, NY 10019.

(3)          Shares of Common Stock shown as beneficially owned by Strata L.L.C. are held by Viewer Holdings L.L.C. Strata L.L.C. is the sole general partner of KKR Associates (Strata) L.P., which is a general partner of KKR Partners II L.P. As of the date hereof, KKR Partners II L.P. is a member of Viewer Holdings L.L.C. Strata L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Todd A. Fisher and Alexander Navab. Messrs. Greene and Michelson are current members of our Board of Directors and Mr. Michelson is the Chairperson of our Compensation Committee and a member of our Executive Committee. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by Strata L.L.C. Each of such individuals disclaims beneficial ownership. Messrs. Clammer and Momtazee are members of our Board of Directors and limited partners of KKR Associates (Strata) L.P. Mr. Momtazee is also a member of our Compensation Committee and Executive Committee. Messrs. Clammer and Momtazee disclaim that they are the beneficial owners of any shares beneficially owned by KKR Associates (Strata) L.P.

(4)          This amount includes 406,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(5)          This amount represents 164,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(6)          This amount represents 124,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(7)          This amount represents 33,500 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(8)          This amount includes 727,500 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation paid by us for fiscal years 2004, 2003 and 2002 to our Chief Executive Officer and to each of our four other most highly compensated executive officers as of the end of fiscal 2004 and our former Executive Vice President and Chief Financial Officer who was not an executive officer as of the end of fiscal 2004, referred to as the “named executive officers.”

							Long-Term Compensation
	Annual Compensation						Securities
					Other Annual		Underlying Stock	All Other
Principal Position	Year(1)	Salary	Bonus		Compensation(2)		Options/SAR’s(3)	Compensation(4)
Paul S. Viviano(5)	2004	$465,000	$488,250		$ —		120,000	$ 0
Chairman of the	2003	396,923	384,750	(6)	—		1,000,000	0
Board and Chief	2002	0	0		0		—	0
Executive Officer
Andrew P. Hayek(7)	2004	300,000	295,313		—		80,000	4,919
President and Chief	2003	195,673	100,000		—		400,000	482
Operating Officer	2002	0	0		0		—	0
Russell D. Phillips, Jr.	2004	197,000	122,002		—		20,000	13,226
Executive Vice	2003	190,000	40,470		—		40,000	15,553
President, General	2002	180,000	67,968		—		35,000	11,059
Counsel and
Secretary
Howard K. Aihara	2004	157,500	106,934	(8)	—		10,000	10,874
Vice President and	2003	140,595	22,460		—		20,000	4,522
Corporate Controller	2002	134,345	38,657		—		—	3,971
Kenneth S. Ord(9)	2004	167,781	79,177		—		50,000	236,514	(10)
Former Executive	2003	321,000	85,466		—		—	7,010
Vice President and	2002	312,500	148,702		—		—	4,785
Chief Financial
Officer
R. Brian Hanson(11)	2004	101,538	127,914	(12)	114,736	(13)	250,000	1,482
Executive Vice	2003	0	0		0		—	0
President and Chief	2002	0	0		0		—	0
Financial Officer

(1)           Rows specified “2004,” “2003” and “2002” represent fiscal years ended December 31, 2004, 2003 and 2002, respectively.

(2)           With respect to each named officer for each fiscal year this table excludes perquisites which did not exceed the lesser of $50,000 or 10% of the named officer’s salary and bonus for the fiscal year.

(3)           Stock options were granted under our 1999 Equity Plan.

(4)           Includes: 401(k) matching contributions (for 2004, 2003 and 2002, respectively): Mr. Hayek—$4,544, $271 and $0; Mr. Phillips—$4,495, $4,301 and $3,980; Mr. Aihara—$4,511, $4,322 and $3,883; Mr. Ord—$4,388, $5,007 and $4,011; and Mr. Hanson—$1,426, $0 and $0. Cash payments in lieu of accrued vacation (for 2004, 2003 and 2002, respectively): Mr. Phillips—$8,335, $10,962 and $6,923; Mr. Ord—$38,423, $0 and $0; and Mr. Aihara—$6,058, $0 and $0. The balance for each named officer represents life insurance premiums paid by us.

(5)           Mr. Viviano joined us in January 2003 as our President and Chief Operating Officer and a member of our Board. Effective April 2003, Mr. Viviano became our President and Chief Executive Officer and effective November 2003, Mr. Viviano became the Chairman of our Board. As of October 1, 2004, Mr. Viviano serves as Chairman of the Board and Chief Executive Officer.

(6)           Includes a $225,000 signing bonus paid to Mr. Viviano under his employment agreement.

(7)           Mr. Hayek joined us in April 2003 as our Executive Vice President and Chief Operating Officer. As of October 1, 2004, Mr. Hayek serves as our President and Chief Operating Officer.

(8)    Includes a $10,000 discretionary bonus paid to Mr. Aihara for his efforts in connection with our December 2004 debt refinancing.

(9)           On July 26, 2004 Mr. Ord retired from the position of Executive Vice President and Chief Financial Officer and ceased to be one of our employees on August 9, 2004.

(10)     Also includes payments and value of benefits to Mr. Ord from and after August 10, 2004 under his employment agreement pursuant to his termination of employment. (described below).

(11)     Mr. Hanson joined us on July 26, 2004 as our Executive Vice President and Chief Financial Officer.

(12)  Includes a $25,000 discretionary bonus paid to Mr. Hanson for his efforts in connection with our December 2004 debt refinancing.

(13)     Represents relocation costs, temporary housing expenses and closing costs associated with the sale of Mr. Hanson’s prior residence.

Option Grants in Last Fiscal Year

The following table sets forth grants of stock options in fiscal year 2004 to the named executive officers. No stock appreciation rights have ever been granted to the named executive officers.

						Potential Realizable Value at
			Percent of Total			Assumed Annual Rates of
	Number of Securities		Options Granted			Stock Price Appreciation
	Underlying Options		to Employees in	Exercise Price	Expiration	for Option Term
Name	Granted(1)		2004	Per Share	Date	5%(2)	10%(2)
Paul S. Viviano	120,000	(3)	12.2%	$ 3.67	2014	$276,965	$ 701,884
Andrew P. Hayek	80,000	(3)	8.1%	3.67	2014	184,643	467,923
Russell D. Phillips, Jr.	20,000	(3)	2.0%	3.67	2014	46,161	116,981
Howard K. Aihara	10,000	(3)	1.0%	3.67	2014	23,080	58,490
Kenneth S. Ord	50,000	(3)	5.1%	3.67	2014 (4)	—	—
R. Brian Hanson	250,000	(5)	25.3%	4.19	2014	658,767	1,669,445

(1)          The option grants in 2004 were made under our 1999 Equity Plan. These options were issued at fair market value on the date of grant and expire ten years from the date of grant.

(2)          We are required to use a 5% and 10% assumed rate of appreciation over the ten-year option term from the respective exercise prices of the various options. The 5% and 10% assumed annual rates of stock price appreciation related to the options granted would result in the price of our common stock increasing to $5.98 and $9.52 per share, respectively, for Messrs. Viviano, Hayek, Phillips and Aihara. The 5% and 10% assumed annual rates of stock appreciation related to the options granted to Mr. Hanson would result in the price of our common stock increasing to $6.83 and $10.87, respectively. This does not represent our projection of the future stock price.

(3)          The options vest 5% on the first anniversary of the grant date; 20% on the second anniversary of the grant date; and 25% on each of the third through fifth anniversaries of the grant date.

(4)          The options granted to Mr. Ord in fiscal year 2004 were forfeited on Mr. Ord’s final day of employment, August 9, 2004.

(5)          Fifty percent of the options vest in equal increments over five years and fifty percent vest after eight years (subject to acceleration if certain financial performance targets are achieved).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table presents information with respect to options exercised by each of the named executive officers in 2004, as well as the unexercised options to purchase our common stock granted under the 1999 Equity Plan and the 1997 Option Plan to the named executive officers and held by them as of December 31, 2004. The value of unexercised in-the-money options as of fiscal year end is based upon last reported sales price of the Company Common Stock on December 31, 2004, of $11.25 per share.

	Shares Acquired	Value	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End
Name and Principal Position	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul S. Viviano	—	—	300,000	820,000	$1,794,000	$5,095,600
Chairman of the Board
and Chief Executive Officer
Andrew P. Hayek	—	—	120,000	360,000	996,000	2,930,400
President and
Chief Operating Officer
Russell D. Phillips, Jr.	—	—	111,500	75,500	686,920	392,380
Executive Vice President
General Counsel and Secretary
Howard K. Aihara	—	—	29,000	36,000	164,260	230,490
Vice President and
Corporate Controller
Kenneth S. Ord	773,100	$989,596	0	0	0	0
Former Executive Vice
President and Chief Financial Officer
R. Brian Hanson	—	—	0	250,000	0	1,765,000
Executive Vice President
and Chief Financial Officer

Employment Arrangements

We have entered into an employment agreement with Mr. Viviano. The base compensation under the employment agreement (currently $460,000 per year) is subject to adjustment by the Board of Directors each year. In addition, Mr. Viviano was entitled to receive an annual cash bonus based upon our achievement of certain operating and financial goals, with an annual target bonus amount equal to 80% in 2004 of his then-current annual base salary. This bonus plan has been adopted and will be administered by the compensation committee of the Board of Directors.

The employment agreement has a term of one year. The term of the employment agreement automatically extends by three months on the last day of each quarterly period and will continue to be so extended unless either we or Mr. Viviano gives notice of a desire to modify or terminate the agreement at least thirty days prior to the quarterly extension date. We may terminate Mr. Viviano’s employment at any time and for any reason and Mr. Viviano may resign at any time and for any reason. If we terminate the employment of Mr. Viviano without cause, or he resigns with good cause, the employment agreement obligates us to:

•       pay any earned but unpaid salary, benefits or bonuses, including a prorated bonus for the year in which the severance occurred;

•       continue to provide for periods of one years’ benefits at least equal to those received prior to severance; and

•       provide Mr. Viviano with outplacement services the scope and provider of which shall be mutually agreed upon by us and Mr. Viviano.

Additionally, Mr. Viviano would receive, over time, an amount equal to at least one times his combined then-current annual salary and bonus for the prior year.

We have also entered into employment agreements with Messrs. Ord and Phillips. Base compensation under the employment agreement for each of these executives is subject to adjustment by the Board of Directors each year. In addition, Messrs. Ord and Phillips are entitled to receive an annual cash bonus based upon our achievement of certain operating and financial goals, with an annual target bonus amount equal to a specified percentage of their then-current annual base salary (50% in the case of Mr. Ord and 40% in the case of Mr. Phillips for 2004). This bonus plan has been adopted and will be administered by the compensation committee of the Board of Directors.

The employment agreements have terms of two years. The terms of Mr. Phillips’ employment agreement automatically extend by three months on the last day of each quarterly period and will continue to be so extended unless either we or Mr. Phillips give notice of a desire to modify or terminate the agreement at least thirty days prior to the quarterly extension date. We may terminate the employment at any time and for any reason and the individual may resign at any time and for any reason. The employment agreements provide that if we terminate the employment of the executive without cause, or the executive resigns with good cause, the employment agreements obligate us to:

•       pay any earned but unpaid salary, benefits or bonuses, including a prorated bonus for the year in which the severance occurred;

•       continue to provide for periods of two years’ benefits at least equal to those received prior to severance; and

•       provide the executive with outplacement services at a cost not to exceed $25,000.

Additionally, the executive would receive, over time, an amount equal to at least two times his combined then-current annual salary and bonus for the prior year. Mr. Ord is receiving the benefits outlined above upon his retirement from the position of Executive Vice President and Chief Financial Officer.

401(k) Plan

We established a tax deferred 401(k) savings plan in January 1990. Effective January 1, 2001, the 401(k) plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 15% of their annual compensation. We match 50 cents for every dollar of employee contributions up to 5% of their compensation, subject to statutory limitations. The rates of pre-tax and matching contributions may be reduced with respect to highly compensated employees, as defined in the Internal Revenue Code of 1986, as amended, so that the 401(k) plan will comply with Sections 401(k) and 401(m) of the Code. Pre-tax and matching contributions are allocated to each employee’s individual account, which are invested in selected fixed income or stock managed accounts according to the directions of the employee. An employee’s pre-tax contributions are fully vested and nonforfeitable at all times. Matching contributions vest over four years of service. An employee may forfeit unvested amounts upon termination of employment, unless the termination is because of death, disability or retirement, in which case matching contributions vest in their entirety.

Matching contributions made by us pursuant to the 401(k) plan to the named executive officers for the 2004 fiscal year are included under “All Other Compensation” in the Summary Compensation Table.

Stock Option Plans

We have issued stock options to our employees under the following three plans:

•       The 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries dated November 2, 1999, or the 1999 Equity Plan;

•       The Alliance Imaging, Inc. 1997 Stock Option Plan dated December 18, 1997, as amended, or the 1997 Option Plan; and

•       The Three Rivers Holding Corp. 1997 Stock Option Plan dated October 14, 1997, as amended, or the Three Rivers Plan.

The 1999 Equity Plan, the 1997 Option Plan and the Three Rivers Plan are collectively referred to in this proxy statement as the plans. The plans are designed to promote our interests by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive for them to remain in our service.

Types of Options.   The Three Rivers Plan provides for the grant of options to our employees that are not qualified as incentive stock options as defined by Section 422 of the Internal Revenue Code. The 1997 Option Plan provides for the grant of options to employees that are either incentive stock options or non-qualified options. The 1999 Equity Plan provides for the grant of options to employees, consultants or other persons with a unique relationship to us or our subsidiaries, and that are non-qualified options.

Options Available and Outstanding.   A total of 5,747,200 shares were reserved for issuance under the 1999 Equity Plan as of December 31, 2004, of which 3,417,700 were subject to outstanding options as of such date. As of December 31, 2004, there were options outstanding to purchase 104,000 shares under the 1997 Option Plan and 167,410 shares under the Three Rivers Plan. The 1997 Option Plan and the Three Rivers Plan were amended upon completion of our 1999 recapitalization to provide that no further options would be granted under those plans after November 2, 1999, and there are no additional shares reserved for issuance under those plans. Options under the 1997 Option Plan and the Three Rivers Plan that were not cancelled as part of the 1999 recapitalization remain outstanding subject to the terms and conditions of the 1997 Option Plan, the Three Rivers Plan and the option agreements under which they were granted, as they have been amended. All options granted under the 1997 Option Plan and the Three Rivers Plan are fully vested and exercisable.

Administration.   The Compensation Committee administers each of the plans. The Compensation Committee has authority to select the employees, consultants or others to whom options will be granted under the plans, the number of shares to be subject to those options, and the terms and conditions of the options. In addition, the Compensation Committee has the authority to construe and interpret the plans and to adopt rules for the administration, interpretation and application of the plans that are consistent with the terms of the plans. Options granted under the 1999 Equity Plan become vested and exercisable as determined by the Compensation Committee at the time of the grant, at a price determined by the committee.

Stockholders’ Agreement.   The initial option grants and shares acquired upon exercise of such option grants made to an optionee under our 1999 Equity Plan are subject to the terms and conditions of stockholders’ agreements entered into by the option holders. The stockholders’ agreements provide that except for limited exceptions, the option holder may not transfer, sell or otherwise dispose of any shares prior to the fifth anniversary of the grant date.

Amendment.   The 1997 Stock Option Plan and the Three Rivers Plan may be amended or modified by our Board of Directors. The 1999 Equity Plan may be amended or modified by the Compensation Committee, and may be terminated by our Board of Directors.

Exercise.   Options granted under the plans may be exercised in cash or, at the discretion of the Compensation Committee, through the delivery of previously owned shares, through the surrender of shares which would otherwise be issuable upon exercise of the option, or any combination of the foregoing. In order to use previously owned shares to exercise an option granted under the Three Rivers Plan, the option holder must have owned the shares used for at least six months prior to the exercise of the option.

Change of Control.   Under the 1999 Equity Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after a change of control, in which case they will become fully vested and exercisable prior to the completion of the change of control. The committee may also provide that options remaining exercisable after the change of control may only be exercised for the consideration received by stockholders in the change of control, or its cash equivalent. A change of control is defined in the 1999 Equity Plan as the:

•        merger or consolidation of our corporation into another corporation;

•        exchange of all or substantially all of our assets for the securities of another corporation;

•        acquisition by another corporation of 80% or more of our then outstanding shares of voting stock; or

•        recapitalization, reclassification, liquidation or dissolution of our corporation, or other adjustment or event which results in shares of our common stock being exchanged for or converted into cash, securities or other property.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2004, Messrs. Michelson and Momtazee served as members of the Compensation Committee of our Board of Directors. Messrs. Michelson and Momtazee are affiliated with KKR. See “Certain Relationships and Related Party Transactions”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

We will address any conflicts of interest and future transactions we may have with our affiliates, including KKR, or other interested parties in accordance with applicable law. Delaware law provides that any transaction with any director or officer or other entity in which any of our directors or officers are also directors or officers, or have a financial interest, will not be void or voidable solely due to the fact of the interest or affiliation, nor because the votes of interested directors are counted in approving the transaction, so long as (i) the material facts of the relevant party and its interest are disclosed to the Board of Directors or the stockholders, as applicable, and the transaction is approved in good faith by a majority of the disinterested directors or by a specific vote of the stockholders, as applicable; or (ii) the transaction is fair to the company at the time it is authorized, approved or ratified.

KKR provides management, consulting and financial services to us and we paid KKR an annual fee of $650,000 in 2004 in quarterly installments in arrears at the end of each calendar quarter, for these services. In addition, we reimburse KKR and its affiliates for all reasonable costs and expenses incurred in connection with the management, consulting and financial services provided by KKR. We are also contractually obligated to reimburse KKR and its affiliates for all reasonable costs and expenses incurred in connection with their ownership of our shares of common stock. However, no amounts have been sought by, or paid to, KKR or its affiliates in connection with this contractual obligation.

We sold 11,933 shares of our common stock to Mr. Hanson via a private placement of securities on July 26, 2004. Mr. Hanson paid cash in full for these shares at the fair market value price of $4.19. The shares purchased by Mr. Hanson, his initial stock option grant and the shares acquired upon exercise of his initial stock option grant are subject to the terms and conditions of the stockholder’s agreement described above. See “Stock Option Plans-Stockholder’s Agreement.”

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The compensation of Alliance’s executive officers is determined by our Compensation Committee (the “Committee”) which consists of Messrs. Michelson and Momtazee. In developing the executive compensation program of Alliance, the Committee has reviewed compensation packages of various peer group companies as well as published compensation data on companies of similar size.

Compensation Philosophy

The primary components of Alliance’s executive compensation program are base salary, an annual cash incentive award based primarily on Alliance’s performance, and a long term incentive program which consists of grants of stock options. It is the philosophy of the Board of Directors of Alliance generally to set base salary and the annual incentive award comparable to the salaries and bonus paid by a selected peer group of companies. Through the use of stock options, executive officers have the opportunity to receive total compensation, including base salary, annual incentive award and long term incentives, above the executives of the same peer group of companies. This opportunity depends, in part, on the performance of Alliance’s Common Stock. This emphasis on long term incentives is intended to encourage the executives to focus on the growth of Alliance and the value of its Common Stock.

Base Salary

Base salaries for executives are set at levels consistent with the compensation philosophy, and that are considered appropriate in view of the responsibilities of each position. Individual performance is also considered. The Committee approves all salary increases for executive officers.

Annual Incentive Award

The annual incentive award program provides for cash awards to be determined shortly after audited financial results are available each fiscal year. The Committee establishes financial targets as an incentive for superior corporate performance. Each executive has a target award based on a percentage of base salary. The payout of the award to executives is based primarily on the attainment of the financial targets established at the start of the fiscal year and, on a case-by-case basis, the accomplishment of extraordinary achievements during the fiscal year. In the case of the Chairman of the Board and Chief Executive Officer; the President and Chief Operating Officer, the Chief Financial Officer; the General Counsel; and our Corporate Controller, the payout in 2004 was based on Alliance’s overall financial performance targets set annually by the Committee, subject to extraordinary achievements. Payout to the executives can range from zero to 175% of the target award based on achievement of the financial targets.

Long Term Incentive Plan Compensation

Long term incentives are addressed through grants of stock options. The Committee believes that using stock options as a long term incentive aligns the interests of the officers of Alliance with those of the stockholders. The Committee approves and recommends to the full Board all option grants for executive officers and the guidelines to be used for option grants for other management employees. Individual grants of stock options are made based on level of responsibility and individual performance.

Compensation of Chief Executive Officer

The Committee meets annually to review the performance of our Chairman and Chief Executive Officer. In December 2004, the Committee reviewed the salary of our Chief Executive Officer as well as other executive officers. In the light of: (1) the modest salary increases for executives in the healthcare industry during 2004; (2) bonus payments anticipated to be made for fiscal year 2004; and (3) management’s commitment to Alliance’s long-term success, the Compensation Committee did not increase either Mr. Viviano’s base salary for 2005 or the base salaries of the other named executive officers with the exception of Mr. Hanson. Detailed compensation disclosure is contained in the Summary Compensation Table.

Tax Treatment of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the named executive officers. The Committee intends that Alliance will generally manage its executive compensation program so as to preserve the related federal income tax deductions.

The Compensation Committee

Michael W. Michelson, Chairman
James C. Momtazee

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

During fiscal 2004, the Audit Committee of the Board of Directors consisted of three non-employee directors who met the independence requirements of the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, approved and adopted by the Board, a copy of which is available at: www.allianceimaging.com / investorrelations / corporategovernance.

What are the responsibilities of management, the independent auditors and the Audit Committee?

The purpose of the Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder approval, is to assist the Board of Directors with its oversight responsibilities regarding: (i) the integrity of our financial statements and internal controls; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee’s responsibilities are limited to oversight.

Alliance’s management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Alliance’s independent registered public accounting firm, Deloitte & Touche LLP, are responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of such annual financial statements with accounting principles generally accepted in the United States, auditing management’s assessment of internal controls over financial reporting as well as the effectiveness of those internal controls and reviewing our quarterly financial statements.

How does the Audit Committee carry out its responsibilities?

•       The Audit Committee has convened eight times during the year to discuss the interim and annual financial statements and Alliance’s internal controls on the financial reporting process.

•       The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2004 and met with both management and our independent registered public accounting firm, Deloitte & Touche LLP, to discuss those financial statements. Management and Deloitte & Touche LLP have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

•       The Audit Committee has received from and discussed with Deloitte & Touche LLP its written disclosure and letter regarding its independence from Alliance as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

•       The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence.

•       The Audit Committee has also discussed with Deloitte & Touche LLP any matters required to be discussed by Statement of Auditing Standard No. 61.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Alliance’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission. The Committee has also recommended, subject to stockholder ratification and approval, the appointment of Deloitte & Touche LLP as Alliance’s independent registered public accounting firm for fiscal year 2005.

The Audit Committee

Neil F. Dimick, Chairman
Anthony B. Helfet
Edward L. Samek

STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative return on our common stock from July 27, 2001, the date on which our common stock commenced trading on the New York Stock Exchange, through December 31, 2004, as compared to the cumulative return of the S&P 500 Index and the cumulative return of the S&P Healthcare Index. The graph assumes that $100 was invested on July 27, 2001 in each of the (1) our common stock, (2) the S&P 500 Index, and (3) the S&P Healthcare Index and that all dividends (if applicable) were reinvested.

COMPARISON OF THE CUMULATIVE TOTAL RETURN AMONG
ALLIANCE IMAGING, INC., THE S&P 500 INDEX, AND
THE S&P HEALTHCARE INDEX

	Cumultative Total Return
	7/27/2001	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Alliance Imaging, Inc.	100.00	93.85	40.77	28.46	86.54
S&P 500	100.00	95.44	73.14	92.43	100.75
S&P Healthcare Index	100.00	101.35	81.11	91.91	92.12

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Alliance believes that during fiscal 2004, all SEC filings of directors, officers and ten percent stockholders complied with the requirements of Section 16 of the Securities Exchange Act. This belief is based on our review of forms filed, or written notice that no forms were required.

AVAILABILITY OF CERTAIN DOCUMENTS

Alliance will mail without charge to any Stockholder upon written request a copy of Alliance’s Annual Report on Form 10-K/A for the year ended December 31, 2004, including the financial statements, schedules and a list of exhibits. We will also mail without charge upon written request copies of our corporate goverance guidelines and the charters of our standing Board Committees.

Our Code of Business Conduct and Ethics governing our directors, officers and employees is posted on our web site, which is located at www.allianceimaging.com (and is available in print, upon request) and we will also post on our web site any amendment to the Code of Business Conduct and Ethics and any waiver applicable to our senior financial officers, as defined in the Code, and our executive officers or directors.

Requests for the above documents should be sent to Corporate Secretary, Alliance Imaging, Inc., 1900 S. State College Boulevard, Suite 600, Anaheim, CA 92806.

By Order of the Board of Directors,

Russell D. Phillips, Jr.
General Counsel and Secretary
Anaheim, California
April 29, 2005

ALLIANCE IMAGING, INC.
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2005
This Proxy is solicited on behalf of the Board of Directors

        The undersigned stockholders of Alliance Imaging, Inc. (the “Company”) hereby nominate, constitute and appoint Russell D. Phillips, Jr. and R. Brian Hanson, or any one of them, each with full power of substitution, as the lawful attorneys, agents and proxies of the undersigned, for the Annual Meeting of Stockholders of Alliance Imaging, Inc. (the “Annual Meeting”) to be held at the Company’s headquarters at 1900 S. State College Blvd., Suite 600, Anaheim, CA 92806, on Tuesday, May 24, 2005 at 10:00 a.m., Pacific time, and at any and all adjournments thereof, to represent the undersigned and to cast all votes to which the undersigned would be entitled to cast if personally present, as follows:

        This proxy will be voted “FOR” the election of all nominees unless authority to do so is withheld for all nominees or for any other nominee. Unless “AGAINST” or “ABSTAIN” is indicated, this proxy will be voted “FOR” approval of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

IMPORTANT: Continued and to be signed on the reverse side.

\*/    Please Detach and Mail in the Envelope Provided    \*/
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☒	Please mark your votes as indicated in this example.

		FOR ALL NOMINEES (EXCEPT AS INDICATED TO THE CONTRARY)	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS. Class I Terms will expire in 2008	☐	☐	Nominees: Adam H. Clammer Neil F. Dimick Paul S. Viviano	2.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2005.

						☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)					3.

OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof. The Board of Directors at the present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the election of all nominees for director and “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If any other business is properly presented at such meeting, this proxy shall be voted in accordance with the recommendations of the Board of Directors.

The undersigned hereby ratifies and confirms all that said attorneys and Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement accompanying said notice.

		Date:	, 2005
Signature	Signature if held jointly

NOTE: Please date this proxy and sign above as your name(s) appear(s) on this Proxy. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Partnership proxies should be signed by an authorized partner. Personal representatives, executors, administrators, trustees or guardians should give their full titles.